                                                                   Exhibit 10.92

                                                                SUPPLY AGREEMENT



                                SUPPLY AGREEMENT



                                 BY AND BETWEEN



                     HOECHST MARION ROUSSEL DEUTSCHLAND GMBH

                                       AND

                       MEDICIS PHARMACEUTICAL CORPORATION


                          DATED AS OF NOVEMBER 15, 1998




TRADEMARK NOTICE: 'Loprox' and 'Topicort' are registered trademarks of HMR, certain rights to which are granted to MEDICIS in accordance with the TRADEMARK LICENSE AGREEMENT (as defined herein). The use of such trademarks in this AGREEMENT is in each case deemed to be accompanied by an appropriate notice of trademark registration.
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                                                                SUPPLY AGREEMENT

                                TABLE OF CONTENTS

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                                                                                                           Page
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
ARTICLE I. DEFINITIONS....................................................................................   6

         1.1          "AAA"...............................................................................   6

         1.2          "ACT"...............................................................................   6

         1.3          "ACTIVE INGREDIENTS"................................................................   6

         1.4          "AFFILIATE".........................................................................   6

         1.5          "AGREEMENT".........................................................................   7

         1.6          "APPLICABLE EXCHANGE RATE"..........................................................   7

         1.7          "APPLICABLE LAWS"...................................................................   7

         1.8          "AVERAGE EXCHANGE RATE".............................................................   7

         1.9          "BACKORDERS"........................................................................   7

         1.10         "cGMP"..............................................................................   7

         1.11         "CICLOPIROX"........................................................................   7

         1.12         "CLAIM".............................................................................   7

         1.13         "CONTRACT YEAR".....................................................................   7

         1.14         "CPI"...............................................................................   7

         1.15         "CPI INCREASE"......................................................................   7

         1.16         "EFFECTIVE DATE"....................................................................   7

         1.17         "EXCLUDED HMR PRODUCT LIABILITY"....................................................   8

         1.18         "EXTENDED SUPPLY INTERRUPTION"......................................................   8

         1.19         "FDA"...............................................................................   8

         1.20         "FORCE MAJEURE".....................................................................   8

         1.21         "FORECAST MONTH"....................................................................   8

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                                                                SUPPLY AGREEMENT

         1.22         "HMR GmbH"..........................................................................   8

         1.23         "HMR GmbH INDEMNIFIED PARTY"........................................................   8

         1.24         "HMR MANUFACTURED PRODUCTS".........................................................   8

         1.25         "HMRI"..............................................................................   8

         1.26         "INITIAL RENEWAL PERIOD"............................................................   8

         1.27         "INITIAL TERM"......................................................................   8

         1.28         "INTERRUPTED MEDICIS ORDERS"........................................................   8

         1.29         "LIABILITY".........................................................................   8

         1.30         "LICENSE AND OPTION AGREEMENT"......................................................   9

         1.31         "LOPROX LOTION".....................................................................   9

         1.32         "LOPROX LOTION SUPPLY AGREEMENT"....................................................   9

         1.33         "LOST SALES"........................................................................   9

         1.34         "MEDICIS"...........................................................................   9

         1.35         "MEDICIS INDEMNIFIED PARTY".........................................................   9

         1.36         "NDAs"..............................................................................   9

         1.37         "NET SALES".........................................................................   9

         1.38         "PURCHASE AGREEMENT"................................................................   9

         1.39         "RENEWAL PERIOD"....................................................................   9

         1.40         "RULES".............................................................................   9

         1.41         "QUALIFIED ALTERNATE SUPPLIER"......................................................   9

         1.42         "SHORTFALL".........................................................................   9

         1.43         "SPECIFICATIONS"....................................................................   9

         1.44         "SUPPLY INTERRUPTION"...............................................................   9

         1.45         "TERRITORY".........................................................................   10

         1.46         "TRADE QUOTA".......................................................................   10

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                                                                SUPPLY AGREEMENT

         1.47         "TRADEMARK LICENSE AGREEMENT".......................................................   10

         1.48         "TRANSITION SERVICES AGREEMENT".....................................................   10

         1.49         "24-MONTH FORECAST".................................................................   10

ARTICLE II. MANUFACTURE, PURCHASE AND SALE OF HMR MANUFACTURED PRODUCTS...................................   10

         2.1          Purchase and Sale...................................................................   10

         2.2          [Reserved]..........................................................................   11

         2.3          Labeling and Packaging..............................................................   11

         2.4          Forecasts...........................................................................   11

         2.5          Communication.......................................................................   12

         2.6          Minimum Inventory...................................................................   13

         2.7          Delivery............................................................................   13

         2.8          Shortages/Damaged Goods/Rejected Goods..............................................   13

         2.9          Current Inventory...................................................................   15

         2.10         SUPPLY INTERRUPTION.................................................................   15

         2.11         Supply Price for HMR MANUFACTURED PRODUCTS and Exchange Rate and
                      Adjustment..........................................................................   20

         2.12         Payment.............................................................................   21

         2.13         Advertising/Marketing/Sales Costs and Product Pricing...............................   22

         2.14         Samples.............................................................................   22

         2.15         Compliance with APPLICABLE LAWS.....................................................   23

         2.16         Rights Necessary for Manufacturing..................................................   23

ARTICLE III. TERM AND TERMINATION.........................................................................   24

         3.1          Term of this AGREEMENT..............................................................   24

         3.2          RENEWAL PERIODS.....................................................................   24


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                                                                SUPPLY AGREEMENT

         3.3          Early Termination...................................................................   25

         3.4          Consequences of Termination and Survival............................................   26

         3.5          Accrued Obligations.................................................................   27

ARTICLE IV. MANUFACTURING COMPLIANCE, ACCESS AND REGULATORY MATTERS.......................................   28

         4.1          Tests; Retained Samples.............................................................   28

         4.2          Manufacturing Compliance............................................................   28

         4.3          Changes in SPECIFICATIONS...........................................................   28

         4.4          Access to Facilities................................................................   29

         4.5          Regulatory Correspondence...........................................................   29

         4.6          Inquiries and Complaints relating to the HMR MANUFACTURED PRODUCTS..................   29

         4.7          Response to Complaints and/or Adverse Drug Reactions (or Events)....................   30

         4.8          Additional Information..............................................................   30

         4.9          Technical Agreement.................................................................   30

ARTICLE V. HMR MANUFACTURED PRODUCTS RECALLS..............................................................   30

         5.1          Recalls During INITIAL TERM.........................................................   30

         5.2          Recalls During RENEWAL PERIODS or Thereafter........................................   31

ARTICLE VI. WARRANTIES AND REMEDIES.......................................................................   31

         6.1          FDA Approval........................................................................   31

         6.2          Conformity with SPECIFICATIONS......................................................   31

         6.3          Compliance with the Federal Food, Drug and Cosmetic Act.............................   31

         6.4          No Liens............................................................................   31

         6.5          Exclusion of Other Warranties.......................................................   31

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                                                                SUPPLY AGREEMENT

ARTICLE VII. INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE.......................................   32

         7.1          Indemnification by MEDICIS..........................................................   32

         7.2          Indemnification by HMR GmbH.........................................................   33

         7.3          Process of Indemnification..........................................................   33

         7.4          Settlements.........................................................................   33

         7.5          Limitation of Liability.............................................................   34

         7.6          Distribution Insurance..............................................................   34

         7.7          Manufacturer's Insurance............................................................   34

         7.8          HMR MANUFACTURED PRODUCT Liability Claims...........................................   35

ARTICLE VIII. GENERAL PROVISIONS..........................................................................   35

         8.1          FORCE MAJEURE.......................................................................   35

         8.2          Governing Law.......................................................................   35

         8.3          Headings and References.............................................................   35

         8.4          Dispute Resolution..................................................................   36

         8.5          Severability........................................................................   38

         8.6          Entire Agreement....................................................................   38

         8.7          Amendment...........................................................................   38

         8.8          Notices.............................................................................   38

         8.9          Assignment and Binding Effect.......................................................   39

         8.10         No Agency...........................................................................   39

         8.11         No Strict Construction..............................................................   39

         8.12         Counterparts........................................................................   39

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                                                                SUPPLY AGREEMENT

                                SUPPLY AGREEMENT


         This Supply Agreement (the "AGREEMENT") is entered into as of November 15, 1998, by and between Hoechst Marion Roussel Deutschland GmbH, a German limited liability company ("HMR GmbH"), and Medicis Pharmaceutical Corporation, a Delaware corporation ("MEDICIS"). Capitalized terms shall have the meanings ascribed to them in Article I hereof or as otherwise set forth in this AGREEMENT.

                                    RECITALS

         A. HMR GmbH is engaged in the manufacture of the HMR MANUFACTURED PRODUCTS pursuant to certain NDAs owned during the INITIAL TERM by HMR GmbH or its AFFILIATES.

         B. MEDICIS is willing to purchase its requirements for the HMR MANUFACTURED PRODUCTS from HMR GmbH in accordance with, and for the INITIAL TERM and any RENEWAL PERIOD of, this AGREEMENT.

         C. HMR GmbH is willing to supply such HMR MANUFACTURED PRODUCTS to MEDICIS in accordance with, and for the INITIAL TERM and any RENEWAL PERIOD of, this AGREEMENT.

         D. In addition to the actions contemplated by this AGREEMENT, HMR GmbH, certain AFFILIATES of HMR GmbH and MEDICIS are entering into the LOPROX LOTION SUPPLY AGREEMENT, the LICENSE AND OPTION AGREEMENT, the TRADEMARK LICENSE AGREEMENT, the TRANSITION SERVICES AGREEMENT and the PURCHASE AGREEMENT.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter made and the mutual benefits to be derived from this AGREEMENT, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

         1.1 "AAA" shall have the meaning set forth in Section 8.4 hereof.

         1.2 "ACT" means the United States Federal Food, Drug and Cosmetic Act, as amended.

         1.3 "ACTIVE INGREDIENTS" means CICLOPIROX and desoximetasone, or either of them, as the case may be.

         1.4 "AFFILIATE" means any individual, corporation or other legal entity which either party directly or indirectly through one or more intermediaries controls or which is

                                                                SUPPLY AGREEMENT

controlled by or under common control with such party. For the purpose of this AGREEMENT, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an individual, corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that Copley Pharmaceutical, Inc., a Delaware corporation, shall not be an AFFILIATE of HMR GmbH.

         1.5 "AGREEMENT" means this Supply Agreement between HMR GmbH and
MEDICIS.

         1.6 "APPLICABLE EXCHANGE RATE" shall have the meaning set forth in
Section 2.11(b) hereof.

         1.7 "APPLICABLE LAWS" shall mean all applicable laws, statutes, rules, regulations, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of any governmental unit or any political subdivision thereof), any tribunal or arbitrator of competent jurisdiction, and any self-regulatory organization.

         1.8 "AVERAGE EXCHANGE RATE" shall have the meaning set forth in Section 2.11(b) hereof.

         1.9 "BACKORDERS" shall have the meaning set forth in Section 2.10(c)(i)(B)(3) hereof.

         1.10 "cGMP" shall mean the then-current Good Manufacturing Practices as promulgated under the ACT at 21 CFR (chapters 210, 211, 600 and 610), as the same may be amended or re-enacted from time to time and as interpreted in accordance with then-current industry standards and FDA policies.

         1.11 "CICLOPIROX" means ciclopirox acid and/or ciclopirox olamine.

         1.12 "CLAIM" shall have the meaning set forth in Section 8.4(a) hereof.

         1.13 "CONTRACT YEAR" shall mean the twelve (12) month period commencing on the EFFECTIVE DATE and ending on the first anniversary of the EFFECTIVE DATE and each consecutive twelve (12) month period thereafter during the INITIAL TERM and any RENEWAL PERIOD.

         1.14 "CPI" shall have the meaning set forth in Section 2.11(a) hereof.

         1.15 "CPI INCREASE" shall have the meaning set forth in Section 2.11(a) hereof.

         1.16 "EFFECTIVE DATE" means the date of this AGREEMENT as first set forth above.

                                                                SUPPLY AGREEMENT

         1.17 "EXCLUDED HMR PRODUCT LIABILITY" means any LIABILITY of HMR or their AFFILIATES arising under any applicable federal, state, local or other product liability law, regulation, common law principle, court order or judgment, jury verdict or arbitral award arising out of or related to the manufacture of the HMR MANUFACTURED PRODUCTS by HMR GmbH or its AFFILIATES after the EFFECTIVE DATE; excluding, however, any such LIABILITY due to, caused by, resulting from or arising out of any breach by HMR GmbH or any AFFILIATE of
Article VI of this AGREEMENT.

         1.18 "EXTENDED SUPPLY INTERRUPTION" shall have the meaning set forth in
Section 2.10(c)(i)(B)(1) hereof.

         1.19 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

         1.20 "FORCE MAJEURE" shall have the meaning set forth in Section 8.1 hereof.

         1.21 "FORECAST MONTH" shall have the meaning set forth in Section 2.4(b) hereof.

         1.22 "HMR GmbH" means Hoechst Marion Roussel Deutschland GmbH, a German limited liability company.

         1.23 "HMR GmbH INDEMNIFIED PARTY" shall have the meaning set forth in
Section 7.1 hereof.

         1.24 "HMR MANUFACTURED PRODUCTS" means the human dermatology products listed in Exhibit B to this AGREEMENT and (unless the context indicates otherwise) samples thereof as listed in Exhibit C to this AGREEMENT as manufactured for sale in the TERRITORY.

         1.25 "HMRI" means Hoechst Marion Roussel, Inc., a Delaware corporation.

         1.26 "INITIAL RENEWAL PERIOD" shall have the meaning set forth in
 Section 3.2 (a) hereof.

         1.27 "INITIAL TERM" means the three (3) year period commencing upon the EFFECTIVE DATE.

         1.28 "INTERRUPTED MEDICIS ORDERS" shall have the meaning set forth in
Section 2.10(c)(i)(B)(4) hereof.

         1.29 "LIABILITY" means any and all liabilities, losses, damages, penalties, fines, assessments, expenses and costs of any kind or nature required to be paid by a party hereunder (or its AFFILIATE) to any third party (which shall not include any AFFILIATE of such paying party), primary or secondary, direct or indirect, absolute or contingent, known or unknown, including without limitation costs of settlement, reasonable attorneys' fees and related costs and expenses and any liabilities for claims of personal injury or death, suffered or incurred by an indemnified party hereunder.
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                                                                SUPPLY AGREEMENT

         1.30 "LICENSE AND OPTION AGREEMENT" means the License and Option Agreement, of even date herewith, among HMR GmbH, certain of its AFFILIATES and MEDICIS.

         1.31 "LOPROX LOTION" shall have the meaning set forth in the LOPROX LOTION SUPPLY AGREEMENT.

         1.29 "LOPROX LOTION SUPPLY AGREEMENT" means the Loprox Lotion Supply Agreement, of even date herewith, between HMRI and MEDICIS.

         1.33 "LOST SALES" shall have the meaning set forth in Section 2.10(c)(i)(B)(2) hereof.

         1.34 "MEDICIS" means Medicis Pharmaceutical Corporation, a Delaware corporation.

         1.35 "MEDICIS INDEMNIFIED PARTY" shall have the meaning set forth in
Section 7.2 hereof.

         1.36 "NDAs" means the New Drug Applications, Abbreviated New Drug Applications and Abbreviated Antibiotic Drug Applications (as such terms are defined by the FDA) for the HMR MANUFACTURED PRODUCTS filed and approved in accordance with the requirements of the FDA, as may be amended or supplemented from time to time, and as set forth on Exhibit A hereto.

         1.37 "NET SALES" shall have the meaning set forth in Section 2.10(c)(i)(B)(5) hereof.

         1.38 "PURCHASE AGREEMENT" means the PURCHASE AGREEMENT as defined in the LICENSE AND OPTION AGREEMENT.

         1.39 "RENEWAL PERIOD" means the INITIAL RENEWAL PERIOD and any additional renewal periods pursuant to Section 3.2(b) hereof.

         1.40 "RULES" shall have the meaning set forth in Section 8.4(b) hereof.

         1.41 "QUALIFIED ALTERNATE SUPPLIER" shall have the meaning set forth in
Section 2.10(b) hereof.

         1.42 "SHORTFALL" shall have the meaning set forth in Section 2.14 hereof.

         1.43 "SPECIFICATIONS" mean the written specifications for the HMR MANUFACTURED PRODUCTS contained in the NDAs, as the same may be amended from time to time by HMR GmbH pursuant to the provisions of Section 4.3 herein.

         1.44 "SUPPLY INTERRUPTION" shall have the meaning set forth in Section
2.10 hereof.
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                                                                SUPPLY AGREEMENT

         1.45 "TERRITORY" means the United States of America and its possessions and territories.

         1.46 "TRADE QUOTA" shall have the meaning set forth in Section 2.14(a) hereof.

         1.47 "TRADEMARK LICENSE AGREEMENT" means the Trademark License Agreement, dated of even date herewith, among HMR GmbH, HMRI, an AFFILIATE of HMRI and MEDICIS.

         1.48 "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement, dated of even date herewith, between HMRI and MEDICIS.

         1.49 "24-MONTH FORECAST" shall have the meaning set forth in Section 2.4(b) hereof.

         Unless the context clearly indicates otherwise, the use herein of the singular shall include the plural, and the use of the masculine shall included the feminine.

                                   ARTICLE II.
                            MANUFACTURE, PURCHASE AND
                        SALE OF HMR MANUFACTURED PRODUCTS

         2.1 Purchase and Sale. Pursuant and subject to the terms and conditions of this AGREEMENT, HMR GmbH agrees to manufacture or have manufactured MEDICIS' requirements for the HMR MANUFACTURED PRODUCTS for sale or distribution by MEDICIS in the TERRITORY during the INITIAL TERM and any RENEWAL PERIOD of this AGREEMENT, and MEDICIS agrees to purchase from HMR GmbH its requirements for the HMR MANUFACTURED PRODUCTS for sale or distribution by MEDICIS in the TERRITORY during the INITIAL TERM and any RENEWAL PERIOD of this AGREEMENT; provided, however, that if during any CONTRACT YEAR during the INITIAL TERM MEDICIS purchases from HMR GmbH HMR MANUFACTURED PRODUCTS having an aggregate supply price of U.S. $2.6 million (plus the CPI INCREASE for the second and third CONTRACT YEAR), MEDICIS may in such CONTRACT YEAR or in the next succeeding CONTRACT YEAR purchase from the QUALIFIED ALTERNATIVE SUPPLIER HMR MANUFACTURED PRODUCTS having an aggregate supply price of not more than U.S. $435,000. HMR GmbH may during the INITIAL TERM or any RENEWAL TERM abandon its manufacture of any HMR MANUFACTURED PRODUCT due to the regulatory requirement of any government or agency thereof; provided, however, that in the event HMR GmbH at any time is required to so abandon such manufacture, HMR GmbH shall immediately notify MEDICIS in writing of such requirement; and, provided further, that such right of abandonment shall not prejudice any rights and remedies, if any, MEDICIS may have hereunder in connection with or as a result of such abandonment, including without limitation any rights and remedies relating to any SUPPLY INTERRUPTION or EXTENDED SUPPLY INTERRUPTION or the termination rights under Section 3.3(c) arising therefrom.

                                                                SUPPLY AGREEMENT

         2.2 [Reserved].


         2.3 Labeling and Packaging. MEDICIS shall be responsible for paying all out-of-pocket costs of the design of any new packaging and labeling of HMR GmbH or MEDICIS for the HMR MANUFACTURED PRODUCTS and shall provide to HMR GmbH (which shall actually prepare such packaging and labeling) MEDICIS' logo, color codes, designs, information, graphics and art work to be applied to each HMR MANUFACTURED PRODUCT, which MEDICIS warrants shall be consistent with the FDA approved labeling for the HMR MANUFACTURED PRODUCTS, shall be in accordance with APPLICABLE LAWS and shall not knowingly infringe upon the proprietary rights of any third party. MEDICIS shall provide such logo, color codes, designs, information, graphics and art work pursuant to this Section 2.3 to HMR GmbH by such time in advance of the delivery requirements for the HMR MANUFACTURED PRODUCTS as HMR GmbH shall have notified MEDICIS in writing is sufficient for purposes of this AGREEMENT.

         2.4 Forecasts.

             (a) Long-Range Forecasts. Upon execution of this AGREEMENT, and thereafter at least six (6) months prior to the commencement of each succeeding calendar year, commencing with the first (1st) calendar year, MEDICIS shall provide HMR GmbH with a rolling annual forecast of the quantities of each HMR MANUFACTURED PRODUCT, by finished dosage form and package size (SKU), with the first two (2) calendar year divided by months, that MEDICIS intends to order during the five (5) year period commencing with that calendar year or part thereof. The parties acknowledge that such forecasts shall represent reasonable good faith estimates, and not purchase or supply commitments.

             (b) Short-Term Forecasts. Upon execution of this AGREEMENT, and thereafter no later than the tenth (10th) calendar day of any calendar month (the "FORECAST MONTH") (with the previous month's forecast to govern in the event of the failure or delay of such delivery), MEDICIS shall deliver to HMR GmbH a rolling monthly forecast of the quantities of each HMR MANUFACTURED PRODUCT, by finished dosage form and package size (SKU), that MEDICIS intends to order during the ensuing twenty four (24) month period (including the FORECAST MONTH) after receipt by HMR GmbH of the forecast. It is acknowledged that the monthly forecasts in the 24-MONTH FORECAST for the period from the LICENSE EFFECTIVE DATE through the end of the third (3rd) full calendar month following the LICENSE EFFECTIVE DATE shall constitute confirmed MEDICIS orders for purposes of this AGREEMENT. HMR GmbH shall within ten (10) business days following its receipt of each forecast confirm in writing, in whole or in part, the quantities of HMR MANUFACTURED PRODUCT that HMR GmbH shall supply hereunder, and such confirmation shall pertain only to the third (3rd) month after the FORECAST MONTH.

             HMR GmbH may elect not to confirm, in whole or in part, any forecast which (i) is made at a time when HMR has the right to suspend the provision of HMR MANUFACTURED PRODUCTS pursuant to Section 2.12(b) hereof, (ii) cannot be filled due to circumstances arising under Section 8.1, (iii) are in excess of the quantities forecasted by

                                                                SUPPLY AGREEMENT

MEDICIS in the 24-MONTH FORECAST (which quantities HMR GmbH may, at its option, apportion pro rata among each month in a calendar quarter in the 24-MONTH FORECAST for purposes of this clause), or (iv) relates to any period of time beyond the 24-MONTH FORECAST. All rejections, in whole or in part, of MEDICIS orders by HMR GmbH must be in writing and delivered within such ten (10) business day confirmation period. By virtue of HMR GmbH's written confirmation and to the extent of such written confirmation, the forecast for such third
(3rd) calendar month after the FORECAST MONTH shall become a binding obligation on MEDICIS to purchase, and a binding obligation on HMR GmbH to supply, such quantities. MEDICIS' first short term forecast (the "24-MONTH FORECAST") is attached hereto as Exhibit D. Unless mutually agreed by HMR GmbH and MEDICIS in writing, MEDICIS shall be required to purchase that percentage of the quantity of each HMR MANUFACTURED PRODUCT specified in each short-term forecast for successive quarters as follows:

                                           Percentage of HMR MANUFACTURED
                                           PRODUCTS indicated in Each Short-Term
         Period of the Forecast            Forecast that MEDICIS is Required to Purchase
         ----------------------            ---------------------------------------------
         First Three Month Period                            100%
         Second    Three Month Period                         75%
         Third Three Month Period                             50%
         Fourth Three Month Period                            25%

             (c) HMR GmbH Twenty Four (24) Month Supply Commitment. Subject to Sections 2.4(b)(i), 2.10 and 8.1 hereof, HMR GmbH covenants and agrees that during each of the successive calendar quarters reflected in the 24-MONTH FORECAST, HMR GmbH shall confirm and deliver to MEDICIS at least the quantities of HMR MANUFACTURED PRODUCTS forecasted to be ordered by MEDICIS for such calendar quarter as set forth in the 24-MONTH FORECAST, provided that such quantities are actually ordered by MEDICIS pursuant to Section 2.4(b) hereof.

         2.5 Communication MEDICIS acknowledges that each HMR MANUFACTURED PRODUCT is produced in full lot quantities, as set forth on Exhibit E attached hereto. Separate orders are not necessary and are not legally binding. The written forecasts from MEDICIS as confirmed by HMR GmbH pursuant to Section 2.4(b) hereof shall constitute legally binding orders between MEDICIS and HMR GmbH for the HMR MANUFACTURED PRODUCTS. All forecasts by MEDICIS hereunder shall be in writing and addressed as follows:

                           Hoechst Marion Roussel Deutschland GmbH
                           Demand Management
                           D-65926 Frankfurt
                           Germany
                           Attention:  Juergen Herberg, Demand Manager
                           Telephone:  49-69-305-15292
                           Fax:  49-69-359356

                                                                SUPPLY AGREEMENT

MEDICIS shall be obligated to purchase all such HMR MANUFACTURED PRODUCTS which are confirmed by HMR GmbH in accordance with Section 2.4(b), provided that such HMR MANUFACTURED PRODUCTS meet the SPECIFICATIONS. After receipt by MEDICIS of HMR GmbH's written confirmation, no other purchase order, shipping document, confirmation or waybill shall be deemed to modify, supplement or substitute for the terms and conditions of this AGREEMENT, except upon the mutual written agreement of the parties. All such documents shall be subject to, and shall be deemed to incorporate, the terms and conditions of this AGREEMENT.

         2.6 Minimum Inventory. Subject to the constraints imposed by any breach by HMR GmbH of any of the terms of this AGREEMENT, by any SUPPLY INTERRUPTION or by any EXTENDED SUPPLY INTERRUPTION, and subject to HMR GmbH's fulfillment of its delivery obligations under Sections 2.4(b) and 2.4(c) hereof, MEDICIS shall maintain at its expense at all times after the six (6) month anniversary of the EFFECTIVE DATE, including immediately prior to delivery of a new shipment of HMR MANUFACTURED PRODUCTS, inventory of each HMR MANUFACTURED PRODUCT equivalent to the quantities of such HMR MANUFACTURED PRODUCT sold by MEDICIS over a three (3) month period (or by HMR GmbH and/or its AFFILIATES for any period prior to the EFFECTIVE DATE) which shall be computed as being the average of the quantities sold during the three (3) most recently completed calendar quarters.

         2.7 Delivery. The HMR MANUFACTURED PRODUCTS shall be shipped by HMR GmbH Delivered Duty Unpaid (DDU), per Incoterms 1990, to the port of New York or such other mutually agreeable port in the TERRITORY. MEDICIS shall pay for all import licenses and charges and all freight and insurance costs with respect to shipment within the TERRITORY. All deliveries of confirmed MEDICIS orders shall be made on or before the last day of the calendar month for which the relevant order was confirmed by HMR GmbH hereunder; for the avoidance of doubt, for purposes of this sentence, "deliveries" shall be deemed to be made when the HMR MANUFACTURED PRODUCTS physically arrive in the TERRITORY, and shall not be considered to be the time when the HMR MANUFACTURED PRODUCTS clear U.S. customs.

         2.8 Shortages/Damaged Goods/Rejected Goods.

             (a) Shortages/Damaged Goods. MEDICIS shall notify HMR GmbH in writing of any obvious visible damage or obvious shortage in quantity of any shipment of an HMR MANUFACTURED PRODUCT within its possession within six (6) business days after receipt at MEDICIS' regional distribution centers. In the event of (a) any shortage in quantity of any shipment of an HMR MANUFACTURED PRODUCT that is not within MEDICIS' possession, (b) any non-obvious shortage in quantity of any shipment of an HMR MANUFACTURED PRODUCT within MEDICIS' possession or (c) any non-obvious damage to any HMR MANUFACTURED PRODUCT, MEDICIS shall notify HMR GmbH in writing within the earlier of (i) ten (10) business days after discovery of such shortage or damage or (ii) the shelf life of such HMR MANUFACTURED PRODUCT, provided that MEDICIS shall provide documentation reasonably satisfactory to HMR GmbH demonstrating that such shortage

                                                                SUPPLY AGREEMENT

or damage existed when such HMR MANUFACTURED PRODUCT was delivered by HMR GmbH. Notification under this Section 2.8(a) shall specify the finished dosage form and package size (SKU) of such HMR MANUFACTURED PRODUCT. In the event of any shortage or damage as described in this Section 2.8(a) (and provided HMR GmbH is reasonably satisfied with any required documentation relating thereto), HMR GmbH shall make up the shortage or replace the damaged shipment within thirty (30) business days after notification by MEDICIS, if replacement HMR MANUFACTURED PRODUCT stock is available, or, if no such replacement stock is available, as soon as reasonably practicable after receiving such notice. MEDICIS shall deduct the invoiced amount relating to any shortage of HMR MANUFACTURED PRODUCTS or damaged HMR MANUFACTURED PRODUCTS from payment of the HMR GmbH invoice or invoices for such HMR MANUFACTURED PRODUCTS.

             (b) Rejected Goods. MEDICIS shall notify HMR GmbH in writing of any claim relating to an HMR MANUFACTURED PRODUCT failing to meet the SPECIFICATIONS at the time title passes to MEDICIS in accordance with Section 2.7 hereof (other than due solely to storage, handling or shipping by MEDICIS, its AFFILIATES, customers and/or carriers) within the earlier of (i) thirty (30) business days after discovery of such failure to meet the SPECIFICATIONS or (ii) the shelf life of such HMR MANUFACTURED PRODUCT. Such notification shall specify the finished dosage form and package size (SKU) of such HMR MANUFACTURED PRODUCT. Subject to the provisions of Section 2.8(c) hereof, HMR GmbH shall replace any such HMR MANUFACTURED PRODUCT that fails to meet the SPECIFICATIONS within thirty (30) business days after notification by MEDICIS, if replacement HMR MANUFACTURED PRODUCT stock is available, or, if no such replacement stock is available, as soon as reasonably practicable after receiving such notice. MEDICIS shall not be responsible, and shall receive a credit from HMR GmbH, for any additional costs of shipping, freight, customs and duties required to be paid as a result of any replacement of HMR MANUFACTURED PRODUCTS under this
Section 2.8(b). The provisions of this Section 2.8(b) shall not apply to HMR MANUFACTURED PRODUCTS which fail to meet the SPECIFICATIONS due solely to storage, handling or shipping by MEDICIS, its AFFILIATES, customers and/or carriers. MEDICIS shall deduct the invoiced amount for any HMR MANUFACTURED PRODUCTS which fail to meet the SPECIFICATIONS (other than due solely to storage, handling or shipping by MEDICIS, its AFFILIATES, customers and/or carriers) from payment of the HMR GmbH invoice or invoices for such HMR MANUFACTURED PRODUCTS.

             (c) Disputes. In the event of a dispute regarding whether any HMR MANUFACTURED PRODUCT fails to meet the SPECIFICATIONS which HMR GmbH and MEDICIS are unable to resolve, a sample of such HMR MANUFACTURED PRODUCT shall be submitted by MEDICIS to an independent laboratory reasonably acceptable to both parties for testing and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing and all additional shipping and transportation costs incurred as a result of the dispute shall be borne entirely by the party against whom such laboratory's findings are made. In the event the test results indicate that the HMR MANUFACTURED PRODUCT in question fails to meet the SPECIFICATIONS, HMR GmbH shall replace such HMR MANUFACTURED PRODUCT within thirty (30) business days after

                                                                SUPPLY AGREEMENT

receipt of such results if replacement HMR MANUFACTURED PRODUCT stock is available, or, if no such replacement stock is available, as soon as reasonably practicable after receiving such notice. MEDICIS shall not be responsible, and shall receive a credit from HMR GmbH, for any additional costs of shipping, freight, customs and duties required to be paid as a result of any replacement of HMR MANUFACTURED PRODUCTS under this Section 2.8(c). MEDICIS shall deduct the invoiced amount for any HMR MANUFACTURED PRODUCTS which are so determined to fail to meet the SPECIFICATIONS from payment of the HMR GmbH invoice or invoices for such HMR MANUFACTURED PRODUCTS.

         2.9 Current Inventory. In accordance with the terms of the TRANSITION SERVICES AGREEMENT, HMR GmbH or its AFFILIATES shall deliver to MEDICIS in its initial or subsequent shipments to MEDICIS at the prices set forth in Exhibit B and Exhibit C, respectively, attached hereto, existing inventory of the HMR MANUFACTURED PRODUCTS and all existing samples thereof in inventory of HMR GmbH and its AFFILIATES and in process with at least twelve (12) months of shelf life remaining. If MEDICIS has distributed such existing inventory of HMR MANUFACTURED PRODUCTS first, MEDICIS shall notify HMR GmbH in writing of the quantities of each such HMR MANUFACTURED PRODUCT that have not been sold or given to MEDICIS' customers, as the case may be, at a date as of nine (9) months prior to their respective expiration dating. HMR GmbH shall instruct MEDICIS in writing whether, at HMR GmbH's expense, to destroy such HMR MANUFACTURED PRODUCTS or to return such HMR MANUFACTURED PRODUCTS to HMR GmbH or its AFFILIATES. Within ten (10) days after receiving each such notification by MEDICIS, HMR GmbH shall reimburse MEDICIS for all amounts paid by MEDICIS to HMR GmbH for such destroyed or returned HMR MANUFACTURED PRODUCTS and any and all reasonable disposal, shipping or other expenses incurred by MEDICIS in connection with the destruction or return of such HMR MANUFACTURED PRODUCTS.

         2.10 SUPPLY INTERRUPTION. For purposes of this AGREEMENT, a "SUPPLY INTERRUPTION" shall be deemed to occur: (i) if HMR GmbH's ability to supply adequate quantities of HMR MANUFACTURED PRODUCTS in saleable form in a timely manner to MEDICIS is adversely affected or inhibited as reasonably determined by both parties, (ii) if HMR GmbH fails to deliver to MEDICIS, in saleable form in accordance with the terms of this AGREEMENT, any portion, greater than 6% in quantity, of any confirmed order for any SKU of any HMR MANUFACTURED PRODUCT, or
(iii) if in any calendar quarter covered by the 24-MONTH FORECAST, HMR GmbH fails to deliver, in saleable form in accordance with the terms of this AGREEMENT, HMR MANUFACTURED PRODUCTS in accordance with the 24-MONTH FORECAST or, if less, in the applicable portion of MEDICIS' last short-term forecast provided prior to the SUPPLY INTERRUPTION. For purposes of this AGREEMENT, a SUPPLY INTERRUPTION shall be deemed to have been fully cured once HMR GmbH has delivered to MEDICIS all confirmed orders and, for any calendar months for which there have been no confirmed orders due to the SUPPLY INTERRUPTION, at least the minimum quantities in saleable form of HMR MANUFACTURED PRODUCTS forecasted to be ordered by MEDICIS during such calendar months as set forth in the 24-MONTH FORECAST or, if less, in the applicable portion of MEDICIS' last short-term forecast provided prior to the SUPPLY

                                                                SUPPLY AGREEMENT

INTERRUPTION. In the event of any SUPPLY INTERRUPTION, the following terms and conditions shall apply:

             (a) Pro Rata Entitlement. In the event of a SUPPLY INTERRUPTION, MEDICIS shall be entitled to a pro rata (in unit quantity) share of the manufacturing capacity of HMR GmbH and its AFFILIATES for the manufacture of HMR MANUFACTURED PRODUCTS, and HMR GmbH and its AFFILIATES shall also be subject to a pro rata (in unit quantity) entitlement to such manufacturing capacity. If, for example, during a period of SUPPLY INTERRUPTION, HMR GmbH receives orders for a total of 2,000 units, of which 500 units (i.e., 25% of the total orders) are ordered by MEDICIS and 1,500 units (i.e., 75% of the total orders) are ordered by third parties or by AFFILIATES of HMR GmbH, MEDICIS shall be entitled to receive 25% of HMR GmbH's manufacturing capacity during the period of such SUPPLY INTERRUPTION. Thus, if HMR GmbH were able to manufacture only 1,000 units during the period of such SUPPLY INTERRUPTION, MEDICIS would be entitled to receive 25% of such total number of units (i.e., 250 units) and third parties and AFFILIATES of HMR GmbH would be entitled to receive 75% of such total number of units (i.e., 750 units). MEDICIS' entitlement to HMR GmbH's and its AFFILIATES' manufacturing capacity under this Section 2.10(a) shall be in addition to any other rights and remedies MEDICIS may have under this AGREEMENT as a result of any SUPPLY INTERRUPTION.

             (b) QUALIFIED ALTERNATE SUPPLIER. At any time during the INITIAL TERM and any RENEWAL PERIOD, MEDICIS shall have the right to designate and qualify one and only one qualified alternate supplier, which selection shall be reasonably acceptable to HMR GmbH (the "QUALIFIED ALTERNATE SUPPLIER"). The QUALIFIED ALTERNATE SUPPLIER may only be utilized by MEDICIS during the INITIAL TERM and any RENEWAL PERIOD as specifically set forth in this Section 2.10 or in
Section 2.1 hereof. HMR GmbH, at MEDICIS' sole expense, shall promptly provide at such times and locations as may reasonably be requested by MEDICIS, reasonable cooperation to MEDICIS in qualifying such alternate supplier for the HMR MANUFACTURED PRODUCTS. Such cooperation shall include, without limitation, participation by HMR GmbH's representatives in at least two meetings in North America during the INITIAL TERM. From the time that any SUPPLY INTERRUPTION begins until such SUPPLY INTERRUPTION is fully cured, MEDICIS may obtain any resulting shortage of HMR MANUFACTURED PRODUCTS from the QUALIFIED ALTERNATE SUPPLIER. If the OPTION (as defined in the LICENSE AND OPTION AGREEMENT) is not exercised in accordance with Section 4.1 of the LICENSE AND OPTION AGREEMENT,
(i) MEDICIS, its AFFILIATES, or its successors, assigns or sublicensees shall not obtain supply of the HMR MANUFACTURED PRODUCTS or of the ACTIVE INGREDIENTS, in their current formulations, from the QUALIFIED ALTERNATE SUPPLIER, its AFFILIATES, or its successors, assigns or sublicensees for a period of three (3) years after the INITIAL TERM, and (ii) HMR GmbH, its AFFILIATES, or its successors, assigns or sublicensees after the INITIAL TERM may obtain supply of the HMR MANUFACTURED PRODUCTS or of the ACTIVE INGREDIENTS from such QUALIFIED ALTERNATE SUPPLIER, its AFFILIATES, or its successors, assigns or sublicensees after the INITIAL TERM.

                                                                SUPPLY AGREEMENT

             (c) LOST SALES Remedy.

             (i) (A) For each calendar quarter or portion thereof during an EXTENDED SUPPLY INTERRUPTION and as liquidated damages and not as a penalty, HMR GmbH shall pay to MEDICIS an amount equal to MEDICIS' LOST SALES as provided herein.

                 (B) For purposes of this Section 2.10(c) and this AGREEMENT:

                 (1) An "EXTENDED SUPPLY INTERRUPTION" shall mean a period which:

                     (a) begins on the sixty-first (61st) consecutive day of a
              SUPPLY INTERRUPTION; provided that during the first six (6) months during the term hereof, the first (1st) day of a SUPPLY INTERRUPTION shall begin such period (which in all cases must be before the two (2) month anniversary of the date on which the FDA approves the QUALIFIED ALTERNATE SUPPLIER or, if earlier, the date that is eighteen (18) months after the EFFECTIVE DATE); and

                     (b) ends on the earliest of (x) the date as of which HMR
              GmbH has fully cured the SUPPLY INTERRUPTION, (y) the date that is eighteen (18) months after the EFFECTIVE DATE, or (z) the two (2) month anniversary of the date on which the FDA approves the QUALIFIED ALTERNATE SUPPLIER.

                 (2) "LOST SALES" shall mean, determined on a quarterly basis for each calendar quarter or portion thereof during an EXTENDED SUPPLY INTERRUPTION, the greater of:

                     (a) 65% of the dollar amount MEDICIS would have invoiced
              for BACKORDERS placed with MEDICIS during such quarter or portion thereof; or

                     (b) 70% of the average of NET SALES for the four (4) most
              recently completed calendar quarters prior to the commencement of the SUPPLY INTERRUPTION immediately preceding such EXTENDED SUPPLY INTERRUPTION; provided, however, that (i) for any such calculation for any calendar quarter or portion thereof in 1998, such average shall be of NET SALES for the three (3) rather than four (4) most recently completed calendar quarters prior to the commencement of such SUPPLY INTERRUPTION, (ii) any calculation under this Section for a portion of a calendar quarter shall be made on a pro rata basis based on a ninety (90) day calendar quarter, (iii) to the extent that NET SALES for any calendar quarter (or pro rata portion thereof) are based on sales of

                                                                SUPPLY AGREEMENT

              quantities of an HMR MANUFACTURED PRODUCT which exceed the quantities of the INTERRUPTED MEDICIS ORDERS for such HMR MANUFACTURED PRODUCT for the calendar quarter (or portion thereof) for which LOST SALES are being determined, the corresponding NET SALES value of such quantities in excess of the INTERRUPTED MEDICIS ORDERS shall be excluded from the determination of NET SALES, and (iv) only quantities of inventory for which MEDICIS is out-of-stock due to the SUPPLY INTERRUPTION shall be included in the calculation of NET SALES.

                     (c) Notwithstanding anything to the contrary in
              subparagraphs 2(a) or 2(b) above, in the event MEDICIS is out-of-stock for any HMR MANUFACTURED PRODUCT during any period of any EXTENDED SUPPLY INTERRUPTION due solely to MEDICIS' failure to maintain a minimum inventory of such HMR MANUFACTURED PRODUCT in accordance with Section 2.6 hereof and subject to the qualifications set forth therein, in determining LOST SALES hereunder: (i) any BACKORDERS or portions thereof which cannot be filled due solely to the failure on the part of MEDICIS in accordance with Section 2.6 shall be excluded from the calculation pursuant to subparagraph 2(a) above, and (ii) the corresponding NET SALES value of any such quantities of inventory which MEDICIS has failed to maintain in accordance with Section 2.6 shall be excluded from the determination of NET SALES for purposes of subparagraph 2(b) above.

                  (3) "BACKORDERS" shall mean orders actually received by MEDICIS from third-party customers of MEDICIS (which cannot be AFFILIATES of MEDICIS) for HMR MANUFACTURED PRODUCTS which MEDICIS cannot fill because it is out-of-stock due to a SUPPLY INTERRUPTION, which must be within the quantities of the INTERRUPTED MEDICIS ORDERS.

                  (4) An "INTERRUPTED MEDICIS ORDER" shall mean any quantities of HMR MANUFACTURED PRODUCTS (other than samples) which were ordered or forecasted to be ordered by MEDICIS but not delivered by HMR GmbH in saleable form because of a SUPPLY INTERRUPTION, which shall be limited:

                     (a) for time periods within the relevant short-term
              forecasts submitted by MEDICIS and confirmed by HMR GmbH pursuant to Section 2.4(b) hereof, to the quantities that were actually included by MEDICIS in such confirmed short-term forecasts prior to the SUPPLY INTERRUPTION; or

                                                                SUPPLY AGREEMENT

                     (b) for time periods beyond such confirmed short-term
              forecasts, to the quantities set forth in the 24-MONTH FORECAST or, if less, in the applicable portion of MEDICIS' last short-term forecast (which would not have yet been confirmed by HMR GmbH) submitted prior to the SUPPLY INTERRUPTION pursuant to Section 2.4(b).

                 (5) "NET SALES" shall mean the gross invoice amount of HMR MANUFACTURED PRODUCTS invoiced by MEDICIS, HMRI or HMRI on behalf of MEDICIS to third parties in the TERRITORY during a calendar quarter, less (i) promotional and trade discounts; (ii) sales and excise taxes, value-added and other taxes, shipping costs and insurance premiums and duties which are billed to customers as separate items on invoices;
         (iii) allowances for short shipments, claims for returned goods and price adjustments; and (iv) contracts charge-backs and government rebates (provided that for any calendar quarters after the EFFECTIVE DATE, such charge-backs and rebates shall be limited to those which are the responsibility of MEDICIS under the LICENSE AND OPTION AGREEMENT). HMRI shall promptly provide MEDICIS with any and all documents and information reasonably requested by MEDICIS in order to enable MEDICIS to make any determination of NET SALES required under this AGREEMENT.

                 (C) MEDICIS covenants and agrees that it shall not solicit orders from customers outside the ordinary course of business, make or announce any price increases or otherwise act in any manner not in the ordinary course of business with respect to the HMR MANUFACTURED PRODUCTS subject to the EXTENDED SUPPLY INTERRUPTION where such actions would have the effect of increasing the quantities of BACKORDERS, during any period
      (i) in which an EXTENDED SUPPLY INTERRUPTION is continuing, or (ii) after such time that HMR GmbH notifies MEDICIS that an EXTENDED SUPPLY INTERRUPTION is likely to occur until such time as the EXTENDED SUPPLY INTERRUPTION is cured or avoided as further notified by HMR GmbH to MEDICIS.

              (D) During the period of any such EXTENDED SUPPLY INTERRUPTION, MEDICIS shall invoice HMR quarterly for LOST SALES, and HMR GmbH shall pay each such invoice not later than ten (10) business days after its receipt thereof. Each such invoice shall be accompanied by documentation reasonably satisfactory to HMR GmbH setting forth the LOST SALES covered by the invoice.

         (ii) Notwithstanding anything to the contrary in Section 2.10(c)(i) hereof, MEDICIS shall have no right to recover for LOST SALES under
      Section 2.10(c)(i) in connection with any EXTENDED SUPPLY INTERRUPTION which is caused solely and directly by force majeure due to: (a) an act of God; (b) any act, regulation, order, decree or law of any government or agency thereof which is not a result of or caused by any action or inaction on the part of HMR GmbH or an AFFILIATE in violation of its obligations under any of the TRANSACTION

                                                                SUPPLY AGREEMENT

      DOCUMENTS or APPLICABLE LAWS; (c) war or civil commotion; (d) damage to or destruction of HMR GmbH's manufacturing facilities resulting from an act of God; (e) labor disturbances which are not specific to the operations or facilities of HMR GmbH or its AFFILIATES and which are not within the power of HMR GmbH or its AFFILIATES to settle or control; (f) epidemic;
      (g) failure of a sole source supply to HMR GmbH of a particular supply item for HMR MANUFACTURED PRODUCTS by reason of any force majeure (as force majeure is defined in this Section 2.10(c)(ii)); (h) failure of all sources of supply to HMR GmbH of a particular supply item for HMR MANUFACTURED PRODUCTS where HMR GmbH has multiple sources of supply for such item, provided such failure is not due to or caused by any action or inaction on the part of HMR GmbH; (i) the failure of public utilities; or
      (j) the failure of common carriers.

      2.11 Supply Price for HMR MANUFACTURED PRODUCTS and Exchange Rate and Adjustment.

           (a) The supply price of the HMR MANUFACTURED PRODUCTS to be paid by MEDICIS to HMR GmbH for the INITIAL TERM and the INITIAL RENEWAL PERIOD shall be as specified in Exhibits B and C attached hereto; provided, however, that the supply prices shall be increased on March 1 of each year by the increase in the U.S. consumer price index released by the U.S. Department of Labor (the "CPI") using March 1, 1998 as the base reference point (the "CPI INCREASE"); provided, further, if the supply price set forth in Exhibits B and C for a particular HMR MANUFACTURED PRODUCT is less than HMR GmbH's costs to manufacture and supply such HMR MANUFACTURED PRODUCT to MEDICIS, the price for such HMR MANUFACTURED PRODUCT shall be increased by an amount so that the supply price for such HMR MANUFACTURED PRODUCT equals the cost for such HMR MANUFACTURED PRODUCT. HMR GmbH shall use its reasonable commercial efforts to lower the prices of other trade or sample HMR MANUFACTURED PRODUCTS to the fullest extent possible to give MEDICIS the same economic benefits that it would have received under this AGREEMENT had such price not been increased.

           (b) Exchange Rate and Adjustment. The reference exchange rate for this AGREEMENT is 1.80 Deutsche Mark buys U.S. $1.00 ("APPLICABLE EXCHANGE RATE"). In the event of changes of such exchange rate as indicated below, the purchase prices shall be adjusted as set forth below, with the overriding premise being that the parties shall equally bear the impact of any such change in the APPLICABLE EXCHANGE RATE.

               Initial Six (6) Month Period. In the event that the average exchange rate for the Deutsche Mark to the U.S. Dollar in a particular month (as computed by the Frankfurt am Main currency exchange and published monthly by the Deutsche Bundesbank Devisenkursstatistik) ("AVERAGE EXCHANGE RATE") during the first six (6) months should exceed 2.15 DM/U.S. $ or decrease below 1.45 DM/U.S. $, then a new purchase price shall be immediately renegotiated in good faith and be immediately applicable prior to the expiration of the first six (6) month period.

                                                                SUPPLY AGREEMENT

               Subsequent To Initial Six (6) Month Period. In the event that the AVERAGE EXCHANGE RATE calculated for the last six (6) months ending at the end of each six (6) month period should deviate from the prevailing APPLICABLE EXCHANGE RATE by five percent (5%) or more, then the purchase price for all deliveries for each of the HMR MANUFACTURED PRODUCTS supplied to MEDICIS during the ensuing six (6) month period shall be adjusted using a new APPLICABLE EXCHANGE RATE as follows:

APPLICABLE EXCHANGE RATE + AVERAGE EXCHANGE RATE = new APPLICABLE EXCHANGE RATE
------------------------------------------------
                     2

The purchase prices shall then be adjusted as follows:

Current purchase price x APPLICABLE EXCHANGE RATE    =  Adjusted purchase price
                         ------------------------
                       New APPLICABLE EXCHANGE RATE

Example:

Current purchase price in U.S. $ per
     60 gram tube of 'Topicort' Cream:                       U.S. $ 5.35
APPLICABLE EXCHANGE RATE:                                    1.80 DM:1 U.S. $
AVERAGE EXCHANGE RATE:                                       1.70 DM: 1 U.S. $

Calculation of new APPLICABLE EXCHANGE RATE:

     1.80x1.70 = 1.75 (which is the new APPLICABLE EXCHANGE RATE)
     --------
        2

Calculation of adjusted purchase price for 60 gram tube:

     5.35 x 1.80 = 5.50 U.S. $ (which is the adjusted purchase price)
            ----
            1.75

      2.12 Payment.

           (a) All payments required by this AGREEMENT shall be made in United States Dollars. All invoices are net and payment must be received not later than
(i) forty-five (45) calendar days after the date of invoice or (ii) if later, thirty (30) days after delivery to the port of New York or such other port in the TERRITORY as the parties have mutually agreed pursuant to Section 2.7 hereof. The date of each invoice shall be on or about the date of shipment of HMR MANUFACTURED PRODUCTS. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature, other than for rejected or returned goods. Time for payment shall be of the essence. Unless MEDICIS notifies HMR GmbH in writing of a good faith dispute, with respect to payments not received within five (5) calendar days after the end of such forty-five (45) calendar day or longer period, interest shall accrue on any amount overdue, at the rate of prime plus two percent (2%) per annum, such interest to begin accruing on a daily basis from the date of invoice, and shall accrue both before and after judgment; provided, however, in the case of a good faith dispute regarding payment resolved to be due and not paid within five (5) business days after such resolution, interest shall accrue on any amount overdue, at the rate of prime plus two percent (2%) per annum, such interest to begin accruing on a daily basis from the date such payment becomes overdue, and

                                                                SUPPLY AGREEMENT

shall accrue both before and after judgment; provided, further, in the case of a good faith dispute regarding payment, MEDICIS may in its discretion determine to pay such amounts disputed to be overdue and in the event amounts are finally determined not to be due, HMR GmbH shall repay such excess amounts determined not be due to MEDICIS, and interest shall accrue on any such amount, at the rate of prime plus two percent (2%) per annum, such interest to begin accruing on a daily basis from the date such disputed payment was received by HMR GmbH.

           (b) With respect to defaults of payment not cured within fifteen (15) business days after receipt of written notice from HMR GmbH to MEDICIS, HMR GmbH shall, in its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of HMR MANUFACTURED PRODUCTS; provided, however, a good faith bona fide dispute by MEDICIS regarding a payment pursuant to this AGREEMENT shall not be considered a default of payment so long as MEDICIS notifies HMR GmbH in writing of such dispute within sixty (60) calendar days from the date of invoice. MEDICIS understands that it shall notify HMR GmbH promptly upon a determination that a dispute exists regarding a payment.

      2.13 Advertising/Marketing/Sales Costs and Product Pricing. MEDICIS shall be responsible for all advertising, marketing and sales costs associated with the distribution of HMR MANUFACTURED PRODUCTS in the TERRITORY. MEDICIS shall have complete authority for all pricing decisions for the HMR MANUFACTURED PRODUCT in the TERRITORY. MEDICIS shall not alter the HMR MANUFACTURED PRODUCTS and shall not recommend or knowingly sell the HMR MANUFACTURED PRODUCTS for any uses except as described in the FDA approved HMR MANUFACTURED PRODUCTS labeling.

      2.14 Samples.

           (a) During each CONTRACT YEAR of the INITIAL TERM, HMR GmbH shall provide MEDICIS with samples of the HMR MANUFACTURED PRODUCTS with a value totaling U.S. $870,000, based upon the sample unit prices set forth in Exhibit C hereto (plus the CPI INCREASE for the second and third CONTRACT YEAR), at no cost to MEDICIS; provided, however, that subject to the terms of this AGREEMENT, if MEDICIS does not purchase HMR MANUFACTURED PRODUCTS other than samples with an aggregate supply price of U.S. $2.6 million (as increased by the CPI INCREASE for any portion of a CONTRACT YEAR for which such CPI INCREASE is in effect) (the "TRADE QUOTA") from HMR GmbH during any CONTRACT YEAR of the INITIAL TERM (a "SHORTFALL"), at the end of such CONTRACT YEAR containing a SHORTFALL, MEDICIS shall reimburse HMR GmbH for the samples on a pro rata basis at the full sample unit prices set forth in Exhibit C hereto (plus the CPI INCREASE, as applicable). By way of example only and without taking into account the CPI INCREASE during the first CONTRACT YEAR, if during such CONTRACT YEAR MEDICIS purchases HMR MANUFACTURED PRODUCTS other than samples with an aggregate supply price of U.S. $1.95 million, the amount of the reimbursement by MEDICIS under this Section 2.14(a) would be equal to the product of One-Fourth (1/4) and U.S. $870,000, or U.S. $217,500.

                                                                SUPPLY AGREEMENT

           (b) In the event a SUPPLY INTERRUPTION occurs in the same CONTRACT YEAR in which a SHORTFALL occurs, then (i) to the extent that the aggregate quantities of HMR MANUFACTURED PRODUCTS other than samples purchased by MEDICIS from the QUALIFIED ALTERNATE SUPPLIER during the period of such SUPPLY INTERRUPTION exceeds by more than 5% the quantities of the INTERRUPTED MEDICIS ORDERS for such period, MEDICIS' TRADE QUOTA under Section 2.14(a) for the next succeeding CONTRACT YEAR shall be increased by the aggregate supply price of such excess quantities (as determined by reference to the prices in the CONTRACT YEAR in which the SUPPLY INTERRUPTION occurs); (ii) the aggregate supply price of the quantities of all HMR MANUFACTURED PRODUCTS other than samples purchased by MEDICIS from the QUALIFIED ALTERNATE SUPPLIER during the period of such SUPPLY INTERRUPTION shall be credited towards MEDICIS' TRADE QUOTA for such CONTRACT YEAR under Section 2.14(a) hereof, but only to the extent such quantities do not exceed the quantities of the INTERRUPTED MEDICIS ORDERS for such period; and (iii) in the event that the QUALIFIED ALTERNATE SUPPLIER has not been qualified prior to the commencement of such SUPPLY INTERRUPTION, MEDICIS shall receive credit towards its TRADE QUOTA pursuant to Section 2.14(a) to the extent of the INTERRUPTED MEDICIS ORDERS. With respect to subpart (ii) of the immediately preceding sentence and by way of example only, without taking into account any CPI INCREASE, if during any such CONTRACT YEAR MEDICIS were to purchase from HMR GmbH and the QUALIFIED ALTERNATE SUPPLIER HMR MANUFACTURED PRODUCTS other than samples with aggregate supply prices of U.S. $1.95 million and U.S. $650,000, respectively, and the aggregate supply price for the INTERRUPTED MEDICIS ORDERS for the period of the SUPPLY INTERRUPTION during such CONTRACT YEAR were U.S. $325,000, the amount of the reimbursement by MEDICIS under Section 2.14(a) hereof would be equal to (1) U.S. $325,000 divided by U.S. $2.6 million, multiplied by (2) U.S. $870,000, or U.S. $108,750.

           (c) Except as otherwise provided by this Section 2.14, prices for samples of HMR MANUFACTURED PRODUCTS purchased by MEDICIS from HMR GmbH shall be at the full sample unit price set forth in Exhibit C attached hereto.

           (d) MEDICIS shall select the mix of the samples of the HMR MANUFACTURED PRODUCTS which MEDICIS is to receive, which shall be within HMR GmbH's manufacturing capacities for each such sample as reasonably determined by HMR GmbH.

           (e) Samples shall be delivered to MEDICIS by HMR GmbH in accordance with Section 2.7 hereof.

      2.15 Compliance with APPLICABLE LAWS. HMR GmbH and its AFFILIATES shall comply fully with APPLICABLE LAWS in the performance of this AGREEMENT.

      2.16 Rights Necessary for Manufacturing. In accordance with the terms and conditions of the LICENSE AND OPTION AGREEMENT during the INITIAL TERM, HMR GmbH reserves the right, and in accordance with the terms of the PURCHASE AGREEMENT during

                                                                SUPPLY AGREEMENT

any RENEWAL PERIODS, MEDICIS grants to HMR GmbH a royalty-free, non-exclusive license, to use the PATENTS, the TRADEMARKS and the PRODUCT KNOW-HOW solely to make and have made the HMR MANUFACTURED PRODUCTS in the TERRITORY (i) for sale to MEDICIS under and pursuant to this AGREEMENT and (ii) for use and resale outside the TERRITORY in accordance with the terms of the LICENSE AND OPTION AGREEMENT and the PURCHASE AGREEMENT.


                                  ARTICLE III.
                              TERM AND TERMINATION

      3.1 Term of this AGREEMENT. The term of this AGREEMENT shall be the INITIAL TERM unless a RENEWAL PERIOD is applicable in accordance with Section
3.2 hereof, or unless this AGREEMENT is earlier terminated in accordance with the provisions of Section 3.3 hereof.

      3.2 RENEWAL PERIODS.

           (a) If the OPTION (as defined in the LICENSE AND OPTION AGREEMENT) is exercised pursuant to Section 4.1 of the LICENSE AND OPTION AGREEMENT and unless MEDICIS provides written notice to HMR GmbH no later than the second anniversary of the EFFECTIVE DATE of its election not to extend this AGREEMENT, this AGREEMENT shall be extended under the same terms and conditions as those set forth herein, subject to the CPI INCREASES each year, for a period of two (2) years after the expiration of the INITIAL TERM (the "INITIAL RENEWAL PERIOD"). In the alternative, if the OPTION is exercised and upon the request of MEDICIS by written notice to HMR GmbH given no later than the second anniversary of the EFFECTIVE DATE, from and after the date of such notice the parties shall negotiate in good faith to extend the term of this AGREEMENT for an additional period of two (2) years after the expiration of the INITIAL TERM under the same conditions as those set forth herein, subject to the CPI INCREASES each year, except that (i) this AGREEMENT would no longer be deemed to be on a requirements basis and MEDICIS would be free to obtain the HMR MANUFACTURED PRODUCTS from third parties, (ii) there would be no penalty for HMR GmbH's delay or failure to supply the HMR MANUFACTURED PRODUCTS hereunder, and (iii) the parties would negotiate mutually acceptable minimum purchases (by product SKU) which would become an additional obligation of MEDICIS hereunder. Any extension of this AGREEMENT pursuant to the immediately preceding sentence of this Section 3.2 shall be effected pursuant to a written amendment to this AGREEMENT executed by each of the parties hereto.

           (b) Upon expiration of the INITIAL RENEWAL PERIOD, the term of this AGREEMENT may be extended for additional consecutive two (2) year periods upon the mutual written agreement of the parties entered into no later than one (1) year prior to the expiration of the then-current RENEWAL PERIOD.

                                                                SUPPLY AGREEMENT

      3.3 Early Termination.

           (a) This AGREEMENT shall automatically be terminated upon the termination of the LICENSE AND OPTION AGREEMENT by HMRI pursuant to Section 15.2 thereof or by MEDICIS pursuant to Section 15.3 thereof.

           (b) Either of MEDICIS or HMR GmbH, as the case may be, may terminate this AGREEMENT forthwith by notice in writing to the other party upon the occurrence of any of the following events:

               (i) if the other party commits a material breach of this AGREEMENT, which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by the other party of a notice identifying the breach and requiring its remedy or such longer time as the party in breach may demonstrate to the other party is necessary to remedy the breach using its reasonable efforts to do so; or

               (ii) if the other party ceases for any reason to carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law; or

                (iii) the enactment of any law, order or regulation by governmental authority that would render it impossible for such party to perform its obligations hereunder; provided, however, that if the enactment of any such law, order or regulation renders it impossible for HMR GmbH to perform hereunder and such law, order or regulation is enacted as a result of or is caused by any action or inaction on the part of HMR GmbH, HMR GmbH shall have no right to terminate this AGREEMENT under this Section 3.3(b) as a result of such enactment.

           (c) In addition to its right to terminate this AGREEMENT pursuant to
Section 3.3(b) hereof, MEDICIS may terminate this AGREEMENT and the LOPROX LOTION SUPPLY AGREEMENT forthwith by notice in writing to HMR GmbH in the event that during the INITIAL TERM and prior to the earlier of the date which is twenty four (24) months after the EFFECTIVE DATE and the date on which the FDA approves the QUALIFIED ALTERNATE SUPPLIER, (i) HMR GmbH abandons or terminates the manufacture of the HMR MANUFACTURED PRODUCTS, or (ii) HMR GmbH is unable or fails to supply to MEDICIS hereunder and HMRI is unable or fails to supply to MEDICIS under the LOPROX LOTION SUPPLY AGREEMENT, or MEDICIS, with the written consent of HMR GmbH and HMRI, which consent shall not be unreasonably withheld or delayed, reasonably and in good faith determines that HMR GmbH and HMRI will be unable to supply to MEDICIS for six (6) or more consecutive months hereunder and under the LOPROX LOTION SUPPLY AGREEMENT, HMR MANUFACTURED PRODUCTS and LOPROX LOTION with an aggregate supply price equal to at least 50% of the total U.S. Dollar amount of the quantities of HMR MANUFACTURED PRODUCTS and LOPROX LOTION included by MEDICIS in confirmed orders for such period and, for any months during such period for which there are no confirmed

                                                                SUPPLY AGREEMENT

orders, the quantities of HMR MANUFACTURED PRODUCTS and LOPROX LOTION forecasted to be ordered during such months as set forth in the 24-MONTH FORECAST hereunder and the "24-MONTH FORECAST" as defined in the LOPROX LOTION SUPPLY AGREEMENT or, if less, in the applicable portion of MEDICIS' last short-term forecasts submitted hereunder and under Section 2.4(b) of the LOPROX LOTION SUPPLY AGREEMENT prior to such six (6) month or longer period; provided, however, that MEDICIS may not terminate this AGREEMENT or the LOPROX LOTION SUPPLY AGREEMENT pursuant to this Section 3.3(c) if the abandonment, termination or failure to supply is caused solely and directly by force majeure due to: (a) an act of God;
(b) any act, regulation, order, decree or law of any government or agency thereof which is not a result of or caused by any action or inaction on the part of HMR GmbH or an AFFILIATE in violation of its obligations under any of the TRANSACTION DOCUMENTS or APPLICABLE LAWS; (c) war or civil commotion; (d) damage to or destruction of HMR GmbH's manufacturing facilities resulting from an act of God; (e) labor disturbances which are not specific to the operations or facilities of HMR GmbH or its AFFILIATES and which are not within the power of HMR GmbH or its AFFILIATES to settle or control; (f) epidemic; (g) failure of a sole source of supply to HMR GmbH or its AFFILIATES of a particular supply item for HMR MANUFACTURED PRODUCTS or LOPROX LOTION by reason of any force majeure (as force majeure is defined in this Section 3.3(c)); (h) failure of the source of supply for LOPROX LOTION to supply LOPROX LOTION to HMRI by reason of any force majeure (as force majeure is defined in this Section 3.3(c)); (i) failure of all sources of supply to HMR GmbH or its AFFILIATES of a particular supply item for HMR MANUFACTURED PRODUCTS where HMR GmbH or its AFFILIATES has multiple sources of supply for such item, provided such failure is not due to or caused by any action or inaction on the part of HMR GmbH or its AFFILIATES; (j) the failure of public utilities; (k) the failure of common carriers; or (l) an event of force majeure as defined in Section 2.10(c)(ii) of the LOPROX LOTION SUPPLY AGREEMENT. MEDICIS shall additionally have certain rights to terminate the LICENSE AND OPTION AGREEMENT upon termination of this AGREEMENT pursuant to this
Section 3.3(c) and Section 15.3 of the LICENSE AND OPTION AGREEMENT.

      3.4  Consequences of Termination and Survival.

           (a) Termination of this AGREEMENT for whatever reason shall not affect the accrued rights and obligations of either HMR GmbH or MEDICIS arising under or out of this AGREEMENT. The provisions of Articles V (HMR MANUFACTURED PRODUCT Recalls), VI (Warranties and Remedies) and VII (Indemnification, Limitation of Liability and Insurance) and of Sections 2.8, 2.9 (last sentence), 2.10(b), 2.10(c), 2.12, 3.5, 8.2, 8.4, 8.5, 8.6, 8.8, 8.10 and 8.11 of this
AGREEMENT and this Section 3.4 shall survive the expiration or termination of this AGREEMENT or of any extensions thereof. In addition, any other provisions which are required to interpret and enforce the parties' rights and obligations under this AGREEMENT shall also survive such expiration or termination to the extent required for the full observation and performance of this AGREEMENT by the parties hereto.

           (b) If the OPTION (as defined in the LICENSE AND OPTION AGREEMENT) is exercised pursuant to Section 4.1 of the LICENSE AND OPTION

                                                                SUPPLY AGREEMENT

AGREEMENT, upon the expiration of the INITIAL TERM and any RENEWAL PERIOD of this AGREEMENT, at MEDICIS' request, the parties or their AFFILIATES shall enter into a supply agreement for the supply of the ACTIVE INGREDIENT CICLOPIROX for the HMR MANUFACTURED PRODUCTS by HMR GmbH or its AFFILIATES to MEDICIS pursuant to which HMR GmbH or its AFFILIATES shall agree: (i) to sell the ACTIVE INGREDIENT CICLOPIROX to MEDICIS for as long as HMR GmbH or its AFFILIATES manufacture the ACTIVE INGREDIENT CICLOPIROX at a supply price equal to U.S. $3,295 per kilo of ciclopirox acid and $2,540 per kilo of ciclopirox olamine subject to any CPI INCREASE or exchange rate adjustment pursuant to Section 2.11 hereof; (ii) to manufacture and sell to MEDICIS at least a four (4) year supply of the ACTIVE INGREDIENT CICLOPIROX if HMR GmbH ceases to manufacture such ACTIVE INGREDIENT, where such four (4) year supply is based on the amount of such ACTIVE INGREDIENT CICLOPIROX purchased by MEDICIS during the twelve (12) month period prior to HMR GmbH's ceasing to manufacture such ACTIVE INGREDIENT CICLOPIROX for MEDICIS; and (iii) in the event HMR GmbH ceases to manufacture the ACTIVE INGREDIENT CICLOPIROX, HMR GmbH shall, at its election, either (a) provide the specifications and production process flow chart to allow MEDICIS to initiate and establish a source of supply with an FDA approved third party manufacturer with whom MEDICIS shall enter into an exclusive supply agreement, prohibiting such manufacturer from manufacturing for or selling or providing know how to any other person or entity, or (b) arrange for an alternative source of supply from a third party supplier reasonably acceptable to MEDICIS and on terms and conditions reasonably acceptable to MEDICIS.

           (c) If the OPTION is exercised pursuant to Section 4.1 of the LICENSE AND OPTION AGREEMENT, upon termination of the INITIAL TERM and any RENEWAL TERM of this AGREEMENT, at MEDICIS' request, the parties or their AFFILIATES may enter into a supply agreement for the supply of the ACTIVE INGREDIENT desoximetasone for the HMR MANUFACTURED PRODUCTS by HMR GmbH to MEDICIS upon terms mutually agreeable to the parties.

      3.5 Accrued Obligations. In the event that this AGREEMENT is terminated by HMR GmbH pursuant to the provisions of Section 3.3 herein, MEDICIS shall immediately pay to HMR GmbH (i) all amounts outstanding and remaining to be paid for HMR MANUFACTURED PRODUCTS supplied prior to the termination, (ii) all amounts that would be due to HMR GmbH related to binding quantities of HMR MANUFACTURED PRODUCTS ordered pursuant to Section 2.4 hereof, (iii) all amounts outstanding and remaining to be paid for samples supplied pursuant to Section 2.14(b) prior to the termination, and (iv) subject to Section 2.14(b), an amount equal to the value of the samples supplied pursuant to Section 2.14(a)(i) prior to the termination if during the CONTRACT YEAR in which this AGREEMENT is terminated MEDICIS has not purchased HMR MANUFACTURED PRODUCTS other than samples with an aggregate supply price of at least an amount equal to U.S. [$2.6 million] (plus the CPI INCREASE for the second and third CONTRACT YEAR) multiplied by a fraction, the numerator of which is equal to the number of days during the then current CONTRACT YEAR during which this AGREEMENT was in effect prior to its termination and the denominator of which is equal to 365.

                                                                SUPPLY AGREEMENT

                                   ARTICLE IV.
                            MANUFACTURING COMPLIANCE,
                          ACCESS AND REGULATORY MATTERS

       4.1 Tests; Retained Samples. HMR GmbH shall perform, or cause to be performed, tests on each lot of HMR MANUFACTURED PRODUCT, including all samples thereof, manufactured pursuant to this AGREEMENT before delivery to MEDICIS. Such tests shall include required assay and stability testing and the testing of the HMR MANUFACTURED PRODUCTS for compliance with the SPECIFICATIONS and the NDAs. HMR GmbH shall maintain in accordance with prudent industry standards all retained samples of the HMR MANUFACTURED PRODUCTS and of the raw materials for the HMR MANUFACTURED PRODUCTS.

       4.2 Manufacturing Compliance. HMR GmbH shall manufacture the HMR MANUFACTURED PRODUCTS, including all samples thereof, in accordance with the SPECIFICATIONS, cGMPs and the NDAs. HMR GmbH shall manufacture and supply HMR MANUFACTURED PRODUCTS from HMR GmbH's plants approved in the relevant NDA, and the choice of locations shall be in HMR GmbH's sole discretion; provided, however, that HMR GmbH hereby represents and warrants to MEDICIS that any change in manufacturing location as permitted by this Section 4.2 shall not (i) materially adversely affect HMR GmbH's ability to perform and comply fully with all of its obligations under this AGREEMENT or (ii) materially adversely affect HMR GmbH's capacity to manufacture any quantities of HMR MANUFACTURED PRODUCTS as compared to HMR GmbH's capacity to manufacture such quantities prior to the date of such change in location.

       4.3 Changes in SPECIFICATIONS. Any changes in SPECIFICATIONS or the test methods or manufacturing processes referenced in the NDAs shall not be made by HMR GmbH without MEDICIS' prior substantive involvement and written approval, which approval shall not be unreasonably withheld or delayed. Any changes in SPECIFICATIONS or the test methods or manufacturing processes referenced in the NDAs shall not be made by MEDICIS without HMR GmbH's prior substantive involvement and written approval, which approval shall not be unreasonably withheld or delayed. If, upon a change in SPECIFICATIONS or such test methods or manufacturing processes made by MEDICIS without HMR GmbH's prior substantive involvement and written approval, an HMR MANUFACTURED PRODUCT no longer meets the old or new SPECIFICATIONS or does not pass inspection under the old or new test method, then MEDICIS shall bear responsibility for such problem and any financial consequences flowing from such failure, including without limitation failed lots and recalls. If, upon a change in SPECIFICATIONS or such test methods or manufacturing processes made by HMR GmbH without MEDICIS' prior substantive involvement and written approval, an HMR MANUFACTURED PRODUCT no longer meets the old or new SPECIFICATIONS or does not pass inspection under the old or new test method, then HMR GmbH shall bear responsibility for such problem and any financial consequences flowing from such failure, including without limitation failed lots and recalls.

                                                                SUPPLY AGREEMENT

       4.4 Access to Facilities.

           (a) MEDICIS Access. Upon the reasonable prior written request of MEDICIS, MEDICIS shall have the right to inspect those portions of the manufacturing and testing facilities of HMR GmbH where HMR MANUFACTURED PRODUCTS are being manufactured or tested, as the case may be, during regular business hours, to ascertain compliance with cGMP and the SPECIFICATIONS. If the FDA or other applicable governmental regulatory agency asserts any notice to the effect that HMR GmbH has failed to comply with any law or regulation in connection with the manufacture of the HMR MANUFACTURED PRODUCTS, or if HMR GmbH delivers HMR MANUFACTURED PRODUCTS that do not meet the SPECIFICATIONS, then MEDICIS shall have the right to inspect such portions of the manufacturing facilities of HMR GmbH that relate to the manufacture of the HMR MANUFACTURED PRODUCTS upon reasonable notice and during normal business hours.

           (b) HMR GmbH Access. Upon the reasonable prior written request of HMR GmbH, HMR GmbH shall have the right to inspect those portions of the warehouse and distribution facilities of MEDICIS where the HMR MANUFACTURED PRODUCTS are being stored and distributed, during regular business hours, to observe HMR MANUFACTURED PRODUCTS storage and distribution or other related activities. If the FDA or other applicable governmental regulatory agency asserts any notice to the effect that MEDICIS has failed to comply with any law or regulation in connection with the storage or distribution of the HMR MANUFACTURED PRODUCTS, then MEDICIS shall promptly notify HMR GmbH and HMR GmbH shall have the right to inspect such portions of the warehouse and distribution facilities of MEDICIS that relate to the storage or distribution of the HMR MANUFACTURED PRODUCTS upon reasonable notice and during normal business hours.

       4.5 Regulatory Correspondence. MEDICIS shall promptly provide to HMR GmbH copies of all MEDICIS correspondence to or from the FDA relating to the HMR MANUFACTURED PRODUCTS. HMR GmbH shall notify MEDICIS in writing of and make available (or cause to be made available) to MEDICIS within three (3) days after receipt all regulatory correspondence regarding regulatory letters and correspondence bearing on the safety and efficacy of the HMR MANUFACTURED PRODUCTS.

       4.6 Inquiries and Complaints relating to the HMR MANUFACTURED PRODUCTS. Except for technical product complaints relating to the manufacture of HMR MANUFACTURED PRODUCTS or as otherwise required by law or governmental regulation, MEDICIS shall be responsible for investigating and responding to all inquiries, complaints and adverse events regarding HMR MANUFACTURED PRODUCTS. From and after the date on which MEDICIS assumes responsibility for FDA regulatory matters for all HMR MANUFACTURED PRODUCTS except the 'Loprox' Cream pursuant to the LICENSE AND OPTION AGREEMENT, it shall be the responsibility of MEDICIS to comply with all material federal, state and local governmental reporting requirements regarding adverse drug events and quality matters relating to the HMR MANUFACTURED PRODUCTS other than the 'Loprox' Cream. It shall be MEDICIS' responsibility to comply with such requirements relating to the

                                                                SUPPLY AGREEMENT

'Loprox' Cream from and after the respective dates on which MEDICIS assumes responsibility for such matters for each such HMR MANUFACTURED PRODUCT. From and after the date on which MEDICIS assumes responsibility pursuant to the LICENSE AND OPTION AGREEMENT for FDA regulatory matters for an HMR MANUFACTURED PRODUCT, MEDICIS shall comply with the standard operating procedures to be developed under Section 7.4 of the LICENSE AND OPTION AGREEMENT. In the event of a dispute in respect of the therapeutic action or quality of a HMR MANUFACTURED PRODUCT:
(i) if the dispute involves only MEDICIS and a subsequent purchaser, then MEDICIS and HMR GmbH shall consult prior to any compromise or settlement of such dispute; and (ii) if the dispute involves MEDICIS, HMR GmbH and a subsequent purchaser, then both parties must consent in writing prior to any compromise or settlement of such dispute.

       4.7 Response to Complaints and/or Adverse Drug Reactions (or Events). Pursuant to any reported complaint and/or adverse drug reaction (or event), if the nature of the reported complaint and/or adverse drug reaction (or event) requires testing, HMR GmbH shall, at MEDICIS' reasonable request and expense, perform analytical testing of corresponding retention samples and provide the results thereof to MEDICIS as soon as reasonably practicable; provided, however, that HMR GmbH shall be responsible for the reasonable costs of such testing and reporting to the FDA or any other governmental regulatory agency if it is mutually and reasonably agreed upon between MEDICIS and HMR GmbH that HMR GmbH is responsible for such reported complaint and/or adverse drug reaction (or event). Such testing shall be performed using approved testing procedures.

       4.8 Additional Information. HMR GmbH shall provide to MEDICIS in a timely manner, but in no event less than sixty (60) days prior to the due date of MEDICIS' annual report to the FDA with respect to the HMR MANUFACTURED PRODUCTS, all information (in written form) which MEDICIS reasonably requests regarding the HMR MANUFACTURED PRODUCTS in order to comply with applicable federal and state drug laws. MEDICIS shall also be responsible for assuring that all labeling, packaging and promotional material produced by it relating to HMR MANUFACTURED PRODUCTS complies with federal, state and local law.

       4.9 Technical Agreement. The parties have agreed to the allocation of certain responsibilities as set forth in the Technical Agreement attached hereto as Attachment 1. In the event of any conflict between the provisions of this AGREEMENT and such Technical Agreement, the provisions of this AGREEMENT shall govern. During the INITIAL TERM and any RENEWAL PERIOD, the parties hereto shall keep each other informed as to any changes which may be necessary to such Technical Agreement.

                                   ARTICLE V.
                        HMR MANUFACTURED PRODUCTS RECALLS

       5.1 Recalls During INITIAL TERM. In the event that during the INITIAL TERM (i) any governmental agency or authority issues a request or directive or order that an HMR MANUFACTURED PRODUCT in the TERRITORY be recalled or retrieved, (ii) a court of

                                                                SUPPLY AGREEMENT

competent jurisdiction orders such a recall or retrieval, or (iii) HMR GmbH and MEDICIS reasonably determine that any HMR MANUFACTURED PRODUCT should be recalled or retrieved in the TERRITORY or a "dear doctor" letter is required relating to restrictions on the use of any HMR MANUFACTURED PRODUCT in the TERRITORY, the rights and obligations of the parties shall be governed by
Section 7.5 of the LICENSE AND OPTION AGREEMENT, which is incorporated herein by this reference.

       5.2 Recalls During RENEWAL PERIODS or Thereafter. In the event that during any RENEWAL PERIOD or thereafter (i) any governmental agency or authority issues a request or directive or order that an HMR MANUFACTURED PRODUCT in the TERRITORY be recalled or retrieved, (ii) a court of competent jurisdiction orders such a recall or retrieval, or (iii) MEDICIS reasonably determines that any HMR MANUFACTURED PRODUCT should be recalled or retrieved in the TERRITORY or a "dear doctor" letter is required relating to restrictions on the use of any HMR MANUFACTURED PRODUCT in the TERRITORY, the rights and obligations of the parties shall be governed by Section 7.2 of the PURCHASE AGREEMENT, which is incorporated herein by this reference.


                                   ARTICLE VI.
                             WARRANTIES AND REMEDIES

       6.1 FDA Approval. HMR GmbH warrants as of the date hereof that each HMR MANUFACTURED PRODUCT is approved by the FDA for the uses set forth in the HMR MANUFACTURED PRODUCT labeling approved by HMR GmbH as of the date hereof. All HMR MANUFACTURED PRODUCTS shall conform to, and the HMR MANUFACTURED PRODUCTS manufactured by HMR GmbH shall be manufactured in conformity with, the regulations of the FDA.

       6.2 Conformity with SPECIFICATIONS. HMR GmbH warrants that each HMR MANUFACTURED PRODUCT manufactured by HMR GmbH and sold to MEDICIS pursuant to this AGREEMENT shall meet the SPECIFICATIONS for such HMR MANUFACTURED PRODUCT in effect at the time title to such HMR MANUFACTURED PRODUCT passes from HMR GmbH to MEDICIS pursuant to Section 2.7 hereof.

       6.3 Compliance with the Federal Food, Drug and Cosmetic Act. HMR GmbH warrants that all HMR MANUFACTURED PRODUCT delivered to MEDICIS pursuant to this AGREEMENT shall, at the time of such delivery, not be adulterated within the meaning of the ACT and shall not be an article which may not, under the provisions of the ACT, be introduced into interstate commerce.

       6.4 No Liens. HMR GmbH warrants that all HMR MANUFACTURED PRODUCTS delivered to MEDICIS pursuant to this AGREEMENT shall, at the time of such delivery, be free and clear of all liens, security interests and other encumbrances.

       6.5 Exclusion of Other Warranties.

                                                                SUPPLY AGREEMENT

           (a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE EXPRESS WARRANTIES PROVIDED IN SECTIONS 6.1, 6.2, 6.3 AND 6.4 ARE IN LIEU OF, AND HMR GMBH HEREBY DISCLAIMS, ALL CONDITIONS, WARRANTIES AND STATEMENTS IN RESPECT OF HMR MANUFACTURED PRODUCTS AND IN RESPECT OF THE MANUFACTURING SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE (INCLUDING WITHOUT LIMITATION ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF HMR MANUFACTURED PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS) AND ANY SUCH CONDITION, WARRANTY OR STATEMENT IS HEREBY EXCLUDED.

           (b) IN ADDITION TO THEIR RESPECTIVE REMEDIES UNDER ARTICLE VII AND ANY REMEDY PROVIDED HEREIN, AT LAW OR IN EQUITY FOR BREACH OF THIS AGREEMENT AS LIMITED BY SECTION 6.5(A), MEDICIS AND HMR GMBH SHALL BE ENTITLED TO ANY AND ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY OR UNDER THE TRANSACTION DOCUMENTS WITH RESPECT TO RIGHTS AND OBLIGATIONS ARISING THEREUNDER; PROVIDED, HOWEVER, THAT EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.10(C) HEREOF, IN NO EVENT SHALL HMR GMBH OR MEDICIS BE LIABLE TO THE OTHER PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS.

                                  ARTICLE VII.
             INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

       7.1 Indemnification by MEDICIS. In addition to any other rights HMR GmbH may have at law or in equity and subject to Section 6.5 hereof, MEDICIS shall indemnify, defend and hold harmless HMR GmbH and its AFFILIATES, and their employees, officers and directors, and their successors and assigns (each, an "HMR GmbH INDEMNIFIED PARTY"), from and against any and all LIABILITIES which the HMR GmbH INDEMNIFIED PARTY may incur, suffer or be required to pay resulting from or arising in connection with: (i) the marketing, distribution, sale or promotion of the HMR MANUFACTURED PRODUCTS by MEDICIS or its AFFILIATES after the EFFECTIVE DATE; or (ii) the manufacture of the HMR MANUFACTURED PRODUCTS by MEDICIS or its AFFILIATES or by a third party (other than an AFFILIATE of HMR
GmbH) after the EFFECTIVE DATE, unless HMR GmbH had knowledge as of the EFFECTIVE DATE that, based on facts in existence and circumstances persisting on the EFFECTIVE DATE, such third party's manufacture of the HMR MANUFACTURED PRODUCTS after the EFFECTIVE DATE would be likely to result in or create such LIABILITIES.

                                                                SUPPLY AGREEMENT

       7.2 Indemnification by HMR GmbH. In addition to any other rights MEDICIS may have at law or in equity and subject to Section 6.5 hereof, HMR GmbH shall indemnify, defend and hold harmless MEDICIS and its AFFILIATES, employees, officers and directors and its successors and assigns (each, a "MEDICIS INDEMNIFIED PARTY"), from and against any and all LIABILITIES which the MEDICIS INDEMNIFIED PARTY may incur, suffer or be required to pay resulting from or arising in connection with: (i) the manufacture of the HMR MANUFACTURED PRODUCTS by HMR GmbH or its AFFILIATES prior to the EFFECTIVE DATE or after the EFFECTIVE DATE in breach of any of HMR GmbH's representations, warranties, covenants and obligations under this AGREEMENT, excluding, however, any EXCLUDED HMR PRODUCT LIABILITY; (ii) the manufacture, marketing, distribution, sale or promotion of the PRODUCTS by HMR GmbH or by any AFFILIATE of HMR GmbH or by any third party prior to the EFFECTIVE DATE, regardless of the date of first assertion of any claim or action relating thereto; or (iii) the manufacture (except for matters which are the subject of subpart (i) of this Section 7.2), marketing, distribution, sale or promotion of the PRODUCTS outside the TERRITORY by HMR GmbH or by any AFFILIATE of HMR GmbH or by any third party (other than MEDICIS, MEDICIS' AFFILIATES, assignees and sublicensees and the QUALIFIED ALTERNATE SUPPLIER) after the EFFECTIVE DATE.

       7.3 Process of Indemnification. Promptly after an indemnified party becomes aware of any potential LIABILITY hereunder, such party shall deliver written notice to the indemnifying party, stating the nature of the potential LIABILITY; provided, however, that the delay in giving or the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such delay or failure. The indemnified party shall give the indemnifying party such information with respect to the potential LIABILITY as the indemnifying party may from time to time reasonably request. The indemnifying party shall have the right to conduct the defense of any suit, claim or other proceeding related to the LIABILITY if it has assumed responsibility for the suit, claim or other proceeding in writing; provided, however, if in the reasonable judgment of the indemnified party, such suit, claim or proceeding involves an issue or matter which could have a material adverse effect on the business, operations or assets of the indemnified party, the indemnified party may elect, at its own expense, to conduct a separate defense thereof, but in no event shall any such election be construed as a waiver of any indemnification rights such indemnified party may have under this
Article VII, at law or in equity, or otherwise. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying party shall pay the reasonable fees and costs of any separate counsel to the extent such representation is due to a conflict of interest between the parties.

       7.4 Settlements. Neither party may settle a claim or action related to a LIABILITY without the consent of the other party, which consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this AGREEMENT, and any payment made by a party in such a settlement without obtaining such consent shall be at its own cost and expense. Notwithstanding the foregoing, the indemnifying party will be liable under this Article VII for any settlement effected without its consent if the indemnifying party

                                                                SUPPLY AGREEMENT

has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified party in any such claim, action or proceeding and it is determined by arbitration pursuant to Section 8.4 hereof that the indemnifying party was liable to the indemnified party for indemnification related to such settlement.

       7.5 Limitation of Liability. Subject to the terms of this AGREEMENT, with respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this AGREEMENT, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this AGREEMENT or otherwise at law or in equity to direct damages only and in no event shall a party be liable to the other party for indirect, incidental, special or consequential damages, including without limitation, lost profits.

       7.6 Distribution Insurance. MEDICIS shall obtain and maintain in effect for the term of this AGREEMENT liability insurance or indemnity policies with an insurer reasonably acceptable to HMR GmbH, in an amount not less than U.S. $5 million with an indemnity to principals clause with respect to the distribution of each HMR MANUFACTURED PRODUCT, which policies shall name HMR GmbH as an additional insured and shall be blanket policies. Such policies shall insure against liability on the part of MEDICIS and any of its AFFILIATES, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the distribution of the HMR MANUFACTURED PRODUCTS. Upon the execution of this AGREEMENT and thereafter on January 1 of each year during the term, MEDICIS shall provide to HMR GmbH a certificate of insurance (i) summarizing such insurance coverage, (ii) identifying any exclusions and (iii) indicating that the terms of MEDICIS' insurance policies are in accordance with this Section 7.6. MEDICIS shall promptly notify HMR GmbH of any material alterations to the terms of such policies or in the amounts for which insurance is provided.

       7.7 Manufacturer's Insurance. HMR GmbH shall obtain and maintain in effect for the term of this AGREEMENT liability insurance or indemnity policies with an insurer reasonably satisfactory to MEDICIS, in an amount not less than U.S. $5 million with an indemnity to principals clause with respect to the manufacture of the HMR MANUFACTURED PRODUCTS, which policies shall name MEDICIS as an additional insured and shall be blanket policies. Such policies shall insure against liability on the part of HMR GmbH and any of its AFFILIATES, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property arising from the negligence of HMR GmbH or its AFFILIATES in the manufacture of the HMR MANUFACTURED PRODUCTS. Upon the execution of this AGREEMENT and thereafter on January 1 of each year during the term, HMR GmbH shall provide to MEDICIS a certificate of insurance (i) summarizing such insurance coverage, (ii) identifying any exclusions and (iii) indicating that the terms of HMR GmbH's insurance policies are in accordance with this Section 7.7. HMR GmbH shall promptly notify MEDICIS of any material alterations to the terms of such policies or in the amounts for which insurance is provided.

                                                                SUPPLY AGREEMENT

       7.8 HMR MANUFACTURED PRODUCT Liability Claims. As soon as it becomes aware, each party shall give the other party prompt written notice of any claim involving an HMR MANUFACTURED PRODUCT, any injury alleged to have occurred as a result of the use or application of an HMR MANUFACTURED PRODUCT, and any circumstances that may give rise to litigation or recall of an HMR MANUFACTURED PRODUCT or regulatory action that may affect the sale or manufacture of an HMR MANUFACTURED PRODUCT, specifying, to the extent the party has such information, the time, place and circumstances thereof and the names and addresses of the persons involved. Each party shall also furnish promptly to the other party copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury or regulatory action.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

       8.1 FORCE MAJEURE. If the performance by either party of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of FORCE MAJEURE, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed and, provided further, that notwithstanding anything contained in this Section 8.1, MEDICIS shall be entitled to any and all rights and remedies which may arise under Sections 2.10 and 3.3(c) hereof as a result of or in connection with any such prevention, restriction, interference with or delay of HMR GmbH's performance of any of its obligations hereunder. For the purposes of this AGREEMENT (and except with respect to "force majeure" for purposes of Sections 2.10(c) and 3.3(c) hereof), "FORCE MAJEURE" is defined as follows: acts of God; acts, regulations, orders, decrees or laws of any government or agency thereof that are not due to or caused by any action or inaction of the party claiming the benefit of force majeure where such action or inaction is in violation of such party's obligations under the TRANSACTION DOCUMENTS or APPLICABLE LAWS; war; civil commotion; damage to or destruction of facilities; labor disturbances (whether or not any such labor disturbance is within the power of the affected party to settle); epidemic; and failure of suppliers, public utilities or common carriers.

       8.2 Governing Law. This AGREEMENT shall be construed in accordance with the laws of the State of Delaware in the United States of America, without giving effect to the principles of conflicts of law thereof.

       8.3 Headings and References. All section headings contained in this AGREEMENT are for convenience of reference only and shall not affect the meaning or interpretation of this AGREEMENT.

                                                                SUPPLY AGREEMENT

       8.4 Dispute Resolution.

           (a) Any dispute, controversy or claim arising out of or relating to this AGREEMENT, or the breach or termination of this AGREEMENT or the rights of either party for indemnification hereunder (each, a "CLAIM"), shall be submitted in the first instance to the President, North American Region of HMRI, for HMR and the Chief Executive Officer of MEDICIS for MEDICIS.

           (b) If any CLAIM cannot be resolved by the individuals designated in
Section 8.4 (a) within thirty (30) days after being submitted to them, and except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or to prevent irreparable harm pending the selection and confirmation of a panel of arbitrators in accordance herewith, such CLAIM shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the "RULES") of the American Arbitration Association (the "AAA") in effect on the day the arbitration is commenced in accordance with this AGREEMENT, except as modified by this Section 8.4. After expiration of the thirty (30) day period pursuant to
Section 8.4(a) hereof, either party may commence arbitration by serving upon the other party a written demand for arbitration sent by a courier service of internationally recognized reputation, in accordance with this AGREEMENT, with a copy of the same delivered by a courier service of internationally recognized reputation, to the AAA regional office in which either party is then located. The number of arbitrators shall be three, one of whom is selected by MEDICIS, one of whom is selected by HMR GmbH and one of whom is selected by HMR GmbH and MEDICIS (or by the other two arbitrators if the parties cannot, within thirty
(30) days after the commencement of the arbitration proceeding, agree on the third arbitrator). In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the RULES. The arbitration award shall be rendered by a majority of the members of the board of arbitration. Except as expressly provided in Section 8.5 hereof, the panel shall not be entitled to modify this AGREEMENT or the transactions contemplated herein. The arbitration proceeding shall be conducted in the English language and shall be brought in Chicago, Illinois, unless the parties agree in writing to conduct the arbitration in another location. The AAA shall have jurisdiction over all parties to this AGREEMENT for purposes of the arbitration and the parties hereby expressly consent to such jurisdiction.

           (c) The arbitration decision shall be final and binding and shall not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction, and the parties expressly agree that the state and federal courts in the State of Delaware shall have such jurisdiction. Each party hereby expressly waives any right to object to such jurisdiction on the basis of venue or forum non conveniens. For purposes of any such legal proceeding and any arbitration under this Section 8.4, HMR GmbH hereby irrevocably appoints HMRI as its agent for service of process in the United States of America.

                                                                SUPPLY AGREEMENT

           (d) Any statute of limitations or other equitable or legal doctrine which would otherwise be applicable to any action brought by either of the parties shall be applicable in the arbitration. In the event either party to this AGREEMENT files a petition under the bankruptcy laws of the United States or has a petition filed against it which results in an order for relief or other indicia that a bankruptcy case has commenced, it is the express intention of the parties that this AGREEMENT shall control and be enforced in accordance with its terms and conditions that any CLAIM shall remain subject to arbitration to the maximum extent permitted by law.

           (e) There shall be no rights of discovery in connection with the arbitration except as follows:

               (i) Each party shall have the right to request the arbitrators to issue subpoenas for documents in accordance with the RULES.

               (ii) Each party shall have the right to initiate two (2) depositions of each other party to the arbitration; and each party shall have the right to initiate one (1) additional oral deposition pursuant to a subpoena issued by the arbitrators or any court of competent jurisdiction.

               (iii) At any time following the tenth day after the commencement of the arbitration in accordance with this AGREEMENT, a written notice served upon all parties shall be sufficient to compel the attendance of any party at a deposition upon not less than sixty (60) days notice and no subpoena shall be required for that purpose. If a person fails or refused to testify at a deposition, that person shall not be permitted to testify at the hearing, except for good cause shown. The number of depositions that may be initiated by either party may be varied by agreement of all parties to the arbitration but not by any action, order or request of the arbitrators or any court.

               (iv) Not less than thirty (30) days prior to the scheduled arbitration proceeding, the arbitrator shall conduct a preliminary hearing in accordance with the AAA guidelines. Not less than five (5) days prior to the preliminary hearing, all parties to the arbitration shall serve upon all other parties to the arbitration a written list of witnesses and exhibits to be used at the arbitration hearing. Except for good cause shown, no witness or exhibit may be utilized at the arbitration hearing other than as set forth on such list. The arbitrators shall receive evidence at a single hearing. The arbitrators shall award reasonable attorneys' fees and costs in favor of the prevailing party or parties. The arbitrator shall issue a final award not more than twenty
(20) days following the conclusion of the hearing. The arbitrators shall have the power to hear and decide, by documents only or with a hearing (at the arbitrators' sole discretion) any prehearing motions in the nature of a pre-trial motion to dismiss or for summary judgment.

           (f) The arbitrators shall be entitled to receive reasonable compensation at an hourly rate to be established between the arbitrators and the AAA. If required by the arbitrators, MEDICIS on the one hand, and HMRI, on the other, will deposit with the AAA an equal share of the total anticipated fee of the arbitrators in an amount to be estimated by the AAA. The non-prevailing party in the proceedings shall be ordered to pay, and shall have the ultimate

                                                                SUPPLY AGREEMENT

responsibility for, all arbitrators' fees and the fees of the AAA and such fees shall be included in the judgment to be entered against the non-prevailing party.

           (g) Notwithstanding any other provision of this AGREEMENT, any party may apply to a court of competent jurisdiction within the TERRITORY for an order in the nature of a temporary restraining order or preliminary injunction for purposes of maintaining the status quo pending the final resolution of any dispute pursuant to the arbitration provisions hereof.

           (h) Each party consents to the jurisdiction and administration of the AAA for purposes of the arbitration proceedings contemplated herein.

       8.5 Severability. If any provision of this AGREEMENT is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified to the minimum extent necessary to make it valid and enforceable.

       8.6 Entire Agreement. This AGREEMENT, including the Exhibits and Schedules hereto, and the TRANSACTION DOCUMENTS constitute the entire AGREEMENT between the parties and their AFFILIATES relating to the subject matter hereof and supersede all previous writings and understandings, whether oral or written, relating to the subject matter of this AGREEMENT.

       8.7 Amendment. This AGREEMENT may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this AGREEMENT.

       8.8 Notices. Any notice required or permitted under this AGREEMENT shall be in writing and sent by a courier service of internationally recognized reputation, charges prepaid, or by facsimile transmission with confirmation by reputable courier service, to the address or facsimile number specified below. Such notices shall be deemed given three (3) business days following deposit with such courier service or one (1) business day following such facsimile transmission.

                If to HMR GmbH:   Hoechst Marion Roussel Deutschland GmbH
                                  Konigsteiner Strasse 10
                                  65812, Bad Soden
                                  Germany
                                  Attention:  General Manager
                                  Fax:  +49-69-305-17905

                Copy to:          Hoechst Marion Roussel, Inc.
                                  Route 202-206
                                  P.O. Box 6800
                                  Bridgewater, New Jersey 08807-0800
                                  Attention:  Vice President and General Counsel
                                  Fax: 908-231-2243

                                                                SUPPLY AGREEMENT

                If to MEDICIS:    Medicis Pharmaceutical Corporation
                                  4343 East Camelback Road
                                  Phoenix, Arizona 85018
                                  Attention: Jonah Shacknai
                                  Fax: 602-808-3875

                Copy to:          Bryan Cave LLP
                                  Two North Central Avenue, Suite 2200
                                  Phoenix, Arizona 85004-4408
                                  Fax Number: (602) 364-7000
                                  Attention: Frank M. Placenti, Esq.

       8.9 Assignment and Binding Effect. Each party shall have the right to assign its rights in whole or in part under this AGREEMENT to an AFFILIATE of such party without the other party's consent or to a third party with the other party's prior written consent, which consent shall not be unreasonably withheld, provided that in either case such party guarantees to the other party all of such party's obligations hereunder and the assignee agrees in writing to observe and perform the obligations of the assignor hereunder.

       8.10 No Agency. It is understood and agreed that each party shall have the status of an independent contractor under this AGREEMENT and that nothing in this AGREEMENT shall be construed as authorization for either party to act as agent for the other. Neither party shall incur any liability for any act or failure to act by employees of the other party. Notwithstanding anything to the contrary in this Section 8.10, HMR GmbH hereby appoints HMRI and any duly appointed statutory agent of HMRI as its agent for service of process as to any proceeding commenced pursuant to or in connection with this AGREEMENT.

       8.11 No Strict Construction. This AGREEMENT has been prepared jointly and shall not be strictly construed against either party.

       8.12 Counterparts. This AGREEMENT may be executed in two counterparts, each of which shall be an original as against any party whose signature appears thereon but both of which together shall constitute one and the same instrument.

                                                                SUPPLY AGREEMENT


         IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this as of the date first written above.

HOECHST MARION ROUSSEL, INC.               MEDICIS PHARMACEUTICAL CORPORATION

By:  /s/ Peter Schlikker                   By:  /s/  Jonah Shacknai
     ----------------------                     -------------------

Name:  DR. PETER SCHLIKKER                 Name:  Jonah Shacknai
Title:  Member of the Board                Title: Chairman and Chief
                                                  Executive Officer


By:  /s/  Dieter Kohl
     ----------------------
Name:  Dieter Kohl
Title:  Member of the Board